Inland Real Estate Corporation
2901 Butterfield Road
Oak Brook, IL 60523
(888) 331-4732
www.inlandrealestate.com

News Release

Inland Real Estate Corporation (Investors/Analysts):	Inland Communications, Inc. (Media):
Lisa Fortuna, Financial Relations Board	Darryl Cater, Media Relations Coordinator
(312) 640-6779	(630) 218-8000 x4896
lfortuna@financialrelationsboard.com	cater@inlandgroup.com

INLAND REAL ESTATE CORPORATION

ANNOUNCES ACQUISITION OF APACHE SHOPPES

OAK BROOK, Ill. (December 19, 2006) – Inland Real Estate Corporation (NYSE: IRC) today announced the acquisition of Apache Shoppes, a 60,780 square-foot community center located in Rochester, Minnesota.  The Company agreed to pay the sellers approximately $12.3 million at the closing, plus future contingent payments in the amount of approximately $1 million as currently vacant space is leased.  Major tenants at the center include Cost Plus World Market and Linens N Things.

Apache Shoppes is located at U.S. Highway 52 and 16th Street SW, Rochester, Minnesota.  Rochester is considered a dominant hub of commerce in the region.

 Inland Real Estate Corporation is a self-administered, self-managed publicly traded real estate investment trust that currently owns and manages 146 neighborhood, community and single-tenant retail centers located in the midwestern United States.  Additional information about Inland Real Estate Corporation is available on the internet at http://www.inlandrealestate.com.

This press release may contain forward-looking statements.  Forward-looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should” and “could.”  The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a more complete discussion of these risks and uncertainties, please see the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.  Inland Real Estate Corporation disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.